FY 2012 Q3 Earnings Release Conference Call Transcript
March 22, 2012

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to NIKE, Inc.’s Fiscal 2012 Third Quarter Conference Call. For those who need to reference today's press release, you'll find it at http://investors.nikeinc.com. Leading today's call is Kelly Hall, Vice President of Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent period due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter-to-quarter.  In addition, it is important to remember a significant portion of NIKE, Inc.'s business including equipment, NIKE Golf, Cole Haan, Converse, Hurley and Umbro, are not included in these future numbers.

Finally, participants may discuss non-GAAP financial measures, including references to total wholesale equivalent sales for NIKE, Inc. businesses that have license sales. Wholesale equivalent sales include those reported revenue and estimations of sales by licensees based on the royalties paid. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc., and should not be relied upon as a financial measure of actual results. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelly Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator.

Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2012 third quarter results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago and at our website, investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker; followed by Charlie Denson, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions.  Thanks for your cooperation on this.

I'll now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thanks, Kelley, and good afternoon, everyone. Q3 was another strong quarter of double-digit growth for NIKE, Inc. NIKE, Inc. revenue for the quarter grew 15% to $5.8 billion. Earnings per share grew 11% to $1.20 and NIKE Brand global futures grew 15%.

That performance illustrates what NIKE, Inc. is all about, and as the relentless flow of innovation to serve athletes, celebrate sports and create opportunities for everyday athletes to connect with NIKE, Inc. and each other around the world.

Collaboration is essential to how we innovate and grow. At NIKE, Inc., that always starts with insights from athletes, from the elite competitor to the everyday athlete. And it expands from there to include partners inside and outside our industry who inspire new ways of thinking; our retail partners, our manufacturing partners, universities, technology companies, NGOs, entrepreneurs and many more.

In our business, it's collaboration and the ability to consistently innovate that create momentum and fuel long-term growth. And that's what I'm going to talk to you about today.

We all met here on the NIKE, Inc. campus last June, I said, "We're entering a time of unprecedented and game changing innovation." And that's what you saw from NIKE, Inc. in Q3, and there's much more to come. We introduced the NIKE FuelBand, incredibly simple, intuitive and powerful. Not only are we leveraging digital technology, we're advancing it by creating broader assets for people who love sports, seek fitness and thrive on competition.

The FuelBand is more than a digital device. It's really an invitation for athletes of all levels to pursue their true potential. We also delivered a new generation of Nike+ in basketball and training, extending the reach of digital tools to make athletes better.

The FuelBand and Nike+ deliver on the most important aspects of a young athlete's life, and that's the ability to train more efficiently, compete more successfully and then connect more personally with the global community of athletes. And because we give consumers opportunities to reach their potential, we create opportunity for NIKE, Inc. to reach its own.

In the last 90 days, we redefined state-of-the-art and lightweight performance product, digital connectivity and sustainable innovation. We are going to see it all come to life on the Olympic stage in London. The NIKE Pro TurboSpeed suit, our leanest most sustainable fastest tracksuit ever; NIKE Hyper Elite basketball uniforms, ultra-light and sustainable; the NIKE Hyperdunk basketball shoe, with the latest in Flywire and Lunar technology. And my personal favorite innovation of Q3, NIKE Flyknit technology. Flyknit allows us to knit a shoe upper in one piece. It's a revolutionary manufacturing method that requires less labor and virtually eliminates waste. The result is a shoe that represents the very pinnacle of performance and a new standard in sustainability. Flyknit has the potential to change everything.

And the Olympics are just the beginning. The real power of NIKE, Inc. comes to life when we commercialize these innovations for our consumers. We did the same thing in 2008 at the Beijing Games. That’s where we introduced Flywire and Lunar line. Today, Lunar alone generates nearly $2.0 billion in revenue at retail.

Q3 was a milestone in performance technology. But it's not just performance technology where NIKE, Inc. delivers. We have 7 high-energy brands that connect with consumers on all levels in and around sports; physically, culturally and emotionally.

Converse is a great example, very strategic in how we combine franchises like Chuck Taylor, with ways for consumers to customize their products in store. Great Q3 for Converse, delivering another quarter of double-digit revenue growth.

It's clear that we have some serious innovation in our pipeline and powerful momentum in the marketplace. And our timing is great as we head into an exciting season of sport that starts in a few days with the Final Four, and then builds toward the Olympics and Euro Champs. These are the moments we love.

We thrive on world-class competition, on the field and in our industry. We're ready to compete on all fronts and well positioned to win because of the strength of our portfolio. As I've said many times, our portfolio is not just our brands but all the products, categories, geographies and people that bring them to life. And we're continually looking for ways to become smarter, quicker, more connected and creative.

The momentum at NIKE, Inc. is not defined by events. And it's not just a burst of energy that burns bright and then fades quickly. We create and leverage momentum by investing in big ideas over the long term. Ideas that deliver benefits to consumer and value to our shareholders.

Look at NIKEiD, NIKE Free, NIKE+ or Flywire. We knew we have radical new concepts that offer tremendous potential. What we didn't have was a guarantee of their success. But we knew that they were big ideas that deserved our full focus and investment. And that focus continues to pay off.

Today, they're all icons of performance and design that help NIKE, Inc. grow the marketplace and drive differentiation and separation for our brands around the world.

Looking to Q4 and beyond, we'll see continued challenges from the global economy, mostly around unemployment, debt and currency issues brought on by political uncertainty. And while some raw material costs are starting to ease, we have not seen them retreat to their previous levels, for other input costs such as labor, upward pressure continues.

That said, I believe there are some stability easing back into the broader marketplace as consumer confidence moves higher in most parts of the world. At the same time, we don't let these external forces define us. Our innovation agenda, brand strength and supply-chain leverage are among the many levers we have to drive margin expansion over the long-term, and we see opportunity to do so moving forward.

My job as CEO and that of my entire leadership team is to optimize every resource, to fine-tune our competitive advantages and deploy them against the biggest opportunities, and there are many. I see incredible potential for growth right in front of us in our core businesses and out on the horizon driven by growing economies, new technologies and the evolving global marketplace.

I see a new era of innovation where more products are high performance and sustainable, for digital technology continually expands the experience and the community of athletes, where kids have more access to sports, where new technologies usher in a revolution in manufacturing and sport rises to unite and inspire young people around the world. And we will continue to invest wisely and aggressively in those game-changing ideas that will drive us toward our full potential.

So with that, I'll turn it over to Charlie to take a look at the NIKE Brand.

Charlie Denson, President, NIKE Brand: Thanks, Mark. Good afternoon, everybody. Well, the NIKE Brand delivered a lot of great innovation this quarter. Consumers expect that from us and it’s what fueled the type of results we're seeing.

On a constant currency basis, global revenue for the NIKE Brand was up 16%. Global futures are up 18%. We grew revenues in every geography except for Japan, which is still recuperating from that devastating event from last year. And all 7 of our key categories increased revenue, with 5 growing at double-digit rates. And our brand DTC revenue increased over 20%, driven by comp store growth in both factory and in-line doors, as well as online sales increasing by over 25%.

We consistently refer to 3 key components in our ongoing success: product innovation, brand strength and premium distribution. That's what drives our growth. So let's start by looking at Basketball.

In Q3, we saw the return of the NBA and we launched 4 signature shoes: the Air Jordan 2012; the NIKE Kobe VII System Supreme; the 5th signature shoe for L.A. Clipper Chris Paul and a new Kevin Durant shoe called Zoom KD 4. We also saw a new Air Force 1 Low Supreme and a little shoe called the Zoom Foamposite “Galaxy” One, which brought people out to the stores by the thousands.

On the Apparel side, we launched the new Hyper Elite uniforms for 9 leading college teams heading into March Madness in the NCAA tournament.

On the Brand side, we're extending the NIKE+ community of more than 6 million registered users into the world of basketball with the release of the Hyperdunk+. For the first time, you can digitally track your speed, quickness, vertical jump, as well as generate NikeFuel points. And the data transmits directly to your smartphone, where you can share it with all your friends.

As Mark has said many times, the power of digital technology and social media is undeniable. And the NIKE+ platform is the perfect way to engage in your quest to become a better athlete.

Driven by the strength of our innovation and unique consumer connections, the Basketball category delivered another great quarter, with revenue up double digits again in Q3.

That takes us to Running. The Running category continues to post strong results as we head into the home stretch of the fiscal year. Participation is way up, road races are seeing capacity levels, and we're heading into the Summer Olympics. We have a heritage of innovation in Running, and not just incremental changes but fundamental shifts and performance, things like NIKE Air, NIKE Shox, Free, Lunar and many more. And we're doing it again with a new generation of digital products and services that help the NIKE runner -- that help NIKE Running increase revenue by strong double digits. It's the eighth consecutive quarter of double-digit growth for the Running category.

The last call out on a category basis would be Football. We're working on with the national teams from France, Poland, Holland, Portugal and Croatia as we head into the 2012 Euro Champs. And, of course, we have Umbro on the Inc. side, working with the English national team, Sweden and the Republic of Ireland.

Football is really a case study in how we dimensionalize innovation for our consumers. A great example will be the product lines for the French national team. We built footwear and apparel for every part of the athlete's life; when they compete, when they train and when they want to express themselves off the field. We call it Amplify Sport, and it's a very powerful way to expand and grow both our performance, as well as our Sportswear business around the world.

This summer is the perfect showcase for our Football business. And as I mentioned on the last call, the Olympics are the biggest sporting event in the world. But if you're a European, it's the Euro Championships that really stoke your national pride. And we're going to see some amazing stories play out in Europe this summer.

Before I leave Football, I want to mention the kind we play here in the U.S. If you watch the Pro Bowl game, you caught a glimpse of what's coming with our Vapor cleats, gloves and socks. Initial response to the product has been great, and orders so far have exceeded all of our expectations. We're incredibly excited about the potential of our partnership with the NFL. I'm confident we'll create a lot of positive energy when we launch this product on April 3 in New York City and when the jerseys hit the shelves during the NFL Draft later in the month.

All right. So let's visit a few of the key geographies and starting with North America. In Q3, we saw another great performance in North America with revenue increasing 17% and 6 of our 7 key categories growing at a double-digit pace. I consistently refer to the North American marketplace as the best example of our category offense in action. It's where we have our deepest retail partnerships and where our DTC business is most advanced.

DTC in North America grew 19% in Q3 with all concepts inline, factory and digital - up compared to last year. Truly amazing results. If I haven’t been working here for the last 33 years, I'd swear, North America might even be considered an emerging market.

We talk a lot about our mission and our ability to lead and transform the marketplace. In North America that means having our hands on all the levers, across channels, up and down price points, online and in-store with our partners. It also includes our NIKE, Inc.-owned category and brand stores. We believe this comprehensive approach as relevant in other key markets around the world. Not all markets are alike or at the same level of development, but the fundamentals are the same.

Let's go to Western Europe. Today, we reported a 6% constant currency revenue growth for Q3 and double-digit growth in futures. These results were driven by strong sales of performance products. Going forward, we're encouraged by the energy and the passion that the Olympics and the European Championships will create this summer throughout the European marketplace.

That said, we are nowhere near our full potential in Europe. Yes, the economic challenges are significant but so is our ability to inspire athletes and reward consumers.

We represent 2 of the most powerful forces in any market, innovation and sports. As we leverage these forces, we are focusing on what matters most. We will use our strong performance positioning in Running and Football to drive our Sportswear business across the geography. And we're looking to our Apparel and Women’s businesses to supply additional growth. We believe Western Europe is still a growth market.

Finally, let's take a minute on China. Q3 revenue in China grew 21%, driven by a 30% growth in Footwear but only a 6% growth in Apparel, a strong performance for sure. We continue to hold the top spot for sports brand in China by a considerable margin. Consumers there are becoming more sophisticated and discerning. They, too, value innovation and premium experiences, and that plays to our strengths. Of course, China is a very dynamic marketplace, and we've seen the benefits and the challenges of that.

While our brand in Footwear business is strong, we're working to elevate the product and presentation in our Apparel business. We're doing that in 3 ways: first, clearing the market of excess inventory; second, bringing more performance product into the market and using that to position and drive Sportswear, consistent with our Amplified Sport approach; and third, optimizing the performance potential of our distribution footprint.

Before I hand it off to Don, I want to offer some brief context on the inventory and gross margins. Both are improving, but not as fast as we had expected and the reasons for that are connected.

Inventory growth slowed in Q3 and the number of units on-hand at the end of the quarter was actually lower than we expected. We're very encouraged by this. However, the per unit cost of that inventory was higher than we expected, driven largely by input cost inflation and product mix.

Year-end inventories were a bit higher than we'd like in some parts of our business, most notably sportswear apparel in China and Europe. We're applying strategic product discounts and leveraging our factory stores to clean up this legacy inventory. At the same time, we're answering new demand, driven by innovations like the partnership with the NFL.

As a result, we expect to see inventory growth above revenue growth through the first half of FY13, striking the right balance to assure we seize new opportunity and deliver on top line growth.

On gross margin, we're also seeing improvement. Although again, not quite at that pace we expected. Just as higher input costs are showing up in our inventory numbers, gross margin continues to be affected by these headwinds. Additionally, gross margins were impacted by our efforts to manage down our inventories in select markets and keep the marketplace clean.

On the plus side, we're beginning to see the benefit of higher prices flow-through. Generally, we are seeing consumer acceptance on pricing around the world. This continues to be validated by our futures numbers. We know that consumers will continue to seek out innovative, compelling products, consumer services and the overall consumer experience. Our intent is to continue to provide them with that, with a couple of surprises along the way.

So finally, looking ahead, Mark opened with a reference to our ability to make smart, strategic investments and big ideas that have long-term potential. The products and services we released in New York this past quarter is exactly that, an incredible opportunity for franchise and technology concepts that will take NIKE well into the future.

And we have more leapfrog moments just around the corner in Brazil, with World Cup in 2014 and the Olympics in 2016. But first, we're going to go to Europe. We have an amazing story to tell. And we're going to make sure we tell it well.

Thanks, everybody. So here's Don.

Don Blair, Vice President & Chief Financial Officer: Thanks, Charlie. I'd like to begin with 3 key points we'd like you to take away from today's call. One, that our largest businesses continue to demonstrate powerful momentum, fueled by innovative products and deep consumer connections. Two, that we have tremendous opportunities for growth, and we're investing in them. And three, that we'll continue to balance investing for long-term growth and delivering near-term financial performance.

Let's take the first point: powerful momentum in our largest businesses. As Charlie told you earlier, the NIKE Brand delivered tremendous performance in Q3 with broad-based growth across the NIKE Brand portfolio, particularly significant are the results we're seeing in North America, where execution of the category offense across product, brand and distribution is driving tremendous growth in all of our key categories in both Footwear and Apparel, performance product and Sportswear, Men’s and Women’s.

We've made great progress over the last few years but haven't yet reached the full potential of the category offense even in North America. And we believe we have greater opportunities internationally.

We also see tremendous growth and potential at Converse. Year-to-date, Converse revenues are up 17% to $1 billion, reflecting consistent growth in North America and successful market conversions in the U.K. and China over the last 18 months.

On a wholesale equivalent basis, Converse is already a $2.5 billion global brand with incredible, untapped opportunities for growth.

Point two, we're investing in our growth opportunities. I share Mark and Charlie's excitement about the innovations we launched in the third quarter, as well as what is yet to come. These innovations are delivering game-changing products for lead athletes and compelling products and experiences for consumers. They also give you an early look at some of the technologies we're deploying in our supply chain to make high-performance products using fewer resources, both materials and labor.

I also share their enthusiasm for this summer's global sporting events. Sport at the highest level, NBA, Olympics, European Championships and NFL, are unique opportunities to drive our brands and showcase innovation. We're convinced that delivering disruptive innovation and telling those innovation stories on the world's biggest stages will drive our growth and profitability into the future. We'll be investing in both.

My final point is that we remain committed to investing to the future and delivering near-term profitability. As we've said today, we’re very excited about the momentum of our brands in the marketplace, the quality of our innovation pipeline and the unique opportunities we have to tell those brand and innovation stories on the world stage. These strengths give us confidence in our ability to deliver profitable growth into the future.

At the same time, we continue to face near-term headwinds from input cost inflation and a stronger dollar. Against this backdrop, we're optimizing our business by proactively managing the gross margin equation through pricing and cost reduction initiatives, while focusing our resources on the highest potential opportunities.

Our ultimate goal remains sustainable, profitable growth. And to achieve that, we'll continue to invest for the future, while delivering appropriate profit growth in the near-term.

With that context, here’s a recap of our Q3 results. Third quarter revenue for NIKE, Inc. grew 15%, reflecting a 16% currency neutral increase, driven by continued robust growth by the NIKE Brand and our Other Businesses led by Converse.

As Charlie mentioned earlier, NIKE Brand futures orders advanced 18% on a currency-neutral basis, reflecting double-digit growth for each key category except Sportswear, which grew at a mid-single-digit rate. Unit orders increased 10%, with an additional 8 points of growth from a higher average price per unit, largely the result of price increases we implemented for spring and summer.

Third quarter diluted EPS grew 11% to $1.20 as strong revenue growth, SG&A leverage and the benefits of a lower share count were partially offset by a decline in gross margin and a higher effective tax rate.

Gross margin for Q3 decreased 200 basis points versus last year, driven primarily by product cost inflation, partially offset by higher prices. While these higher prices have only recently reached the retail marketplace, so far, we're pleased with sell-through at retail.

Gross margin continued to improve sequentially in Q3, although still not as fast as we had anticipated given actions taken to manage inventories in some markets.

SG&A grew significantly slower than revenue in Q3, partially offsetting the impact of lower gross margins. Demand creation grew 6% for the quarter, well below the rate of revenue growth as we concentrate our marketing investments on telling innovation and brand stories in Q4.

Operating overhead grew 12% for the quarter, reflecting high-teens growth in Direct to Consumer costs and low double-digit growth for wholesale and corporate overhead.

The effective tax rate for Q3 was 27.3%, 1.3 percentage points higher than the prior year, mainly due to onetime items that increased the rate this year and reduced the rate last year. We now expect a full year effective tax rate of 25%.

Our balance sheet and capital productivity remained strong as we continue to increase our return on invested capital and generate cash. Although working capital levels have risen from unusually low levels last year, our trailing 12-month ROIC increased to 22.9%, up 1.7 points versus the prior year.

And in Q3, we generated $215 million of free cash flow, bringing our year-to-date free cash flow to $517 million.

As Charlie indicated, inventory growth showed sequential improvement as a result of slowing growth in unit inventories. At both the NIKE, Inc. and NIKE Brand levels, inventory value increased 32% versus last year. About 20 percentage points of the NIKE Brand increase came from higher cost per unit, primarily the result of input cost inflation and a higher proportion of footwear units versus apparel.

The remaining 12 percentage points of growth were due to higher unit inventories, the result of strong demand and increased inventory in transit due to improved factory deliveries. We place a high priority on managing the inventory on our books and in the marketplace. For most of our businesses, we're comfortable with inventory levels and trends. The majority of the growth in inventory is in North America, the Emerging Markets and China Footwear, businesses where demand is extremely strong. And we continue to strengthen our network of factory stores, which give us a highly profitable vehicle for managing the marketplace.

We do have higher inventories than we'd like in some areas, most notably sportswear apparel in Europe and China. We're working with our wholesale partners to manage existing inventory, and we've been adjusting our buys to rebalance supply and demand for these businesses. Going forward, we'll continue to work diligently to manage inventory risk and maintain a healthy retail marketplace.

That said, we now expect a rate of dollar inventory growth to remain above revenue growth through the first half of fiscal 2013.

Now let's take a look at our performance by segment. Q3 revenue for North America grew 17% on both a reported and currency-neutral basis, fueled by double-digit growth in every key category except NIKE Sportswear, which grew at a high single-digit rate.

For Q3, Footwear revenue increased 15% and Apparel revenue grew 19% as we continue to see the benefits of aligning the marketplace with the category offense.

Direct to Consumer sales grew 19% as comp-store sales increased 13% and online sales grew 29%.

EBIT for North America grew 18%, as robust revenue growth and SG&A leverage more than offset lower gross margins.

In Western Europe, revenue increased 6% on a currency-neutral basis, driven by growth in every territory.

Every category except Action Sports grew versus last year, led by double-digit growth in Basketball and high single-digit growth in Running.

On a reported basis, revenue for Western Europe grew 4% but EBIT declined 9% due primarily to lower gross margins, as higher product costs and inventory management efforts more than offset the positive impact of higher prices.

In Central and Eastern Europe, Q3 revenue grew 16% on a currency-neutral basis, driven by double-digit growth in all categories except Men's and Women’s Training. All territories except Greece grew versus the prior year, led by double-digit growth in Russia and Turkey.

On a reported basis, revenue for CEE grew 9% and EBIT increased 2%. The EBIT improvement was driven primarily by revenue growth and SG&A leverage, which more than offset lower gross margins.

In China, currency-neutral revenue grew 21% reflecting growth across all territories and all categories except Women’s Training. Footwear continues to perform extremely well as revenue advanced 30% for the quarter, while Apparel revenue grew 6%.

As Charlie mentioned earlier, we're evolving our China Apparel business in line with the Amplify Strategy. As part of this effort, we're clearing the market of slow-moving styles and sharpening our product offering for future seasons. While these steps may affect Apparel revenue and gross margin in the near- term, we're confident they'll fuel sustainable growth in revenue and profits into the future.

Reported revenue for China grew 25% and EBIT increased 28% as higher revenues and SG&A leverage more than offset lower gross margins.

Japan continues to deliver mixed results with currency-neutral revenue down 3% in Q3, as growth in performance products was more than offset by lower sportswear sales. Running was a bright spot, delivering double-digit growth for the quarter.

Reported revenue for Japan increased 3% but EBIT declined 23% driven primarily by lower gross margins and SG&A deleverage.

Our Emerging Markets geography continues to drive strong growth and creates competitive separation as Q3 revenue grew 30% on a currency-neutral basis.

Every category and territory posted double-digit revenue growth, with Argentina, Brazil, Mexico and Korea driving the largest share of that growth.

Reported revenue for the Emerging Markets grew 23% and the EBIT increased 24% as revenue growth and SG&A leverage more than offset lower gross margins.

Third quarter revenue for our Other Businesses increased 12% on both a reported and currency-neutral basis, driven by double-digit growth at Converse, Umbro and NIKE Golf. EBIT for the Other Businesses increased 2% as solid revenue -- solid profit growth at Converse and NIKE Golf was mostly offset by losses at Umbro, Hurley and Cole Haan. While revenues have increased for these smaller businesses, profitability has been challenged principally by lower gross margins.

As we head into the final quarter of the fiscal year, we continue to expect strong revenue growth, driven largely by the strength of the NIKE Brand and Converse.

On a reported basis, we expect low double-digit revenue growth for Q4 resulting in mid-teens growth for the full year. Our expected Q4 revenue growth is lower than reported futures growth due largely to lower at-once sales versus the prior year quarter.

For gross margin, we expect sequential improvement in Q4 gross margins as the cost headwinds that drove our year-to-date results begin to ease and we benefit from a full quarter of higher prices.

On the other hand, we anticipate actions to manage inventory levels, particularly in China and Europe, will mute these benefits. As a result, we now expect Q4 gross margin will decline about 100 basis points resulting in full year gross margin roughly 200 basis points below the prior year.

We continue to expect SG&A leverage for the year with low-teens growth in Q4. For the quarter, we expect operating overhead to grow at a mid-single-digit rate reflecting increased DTC investments, offset by leverage of wholesale and corporate expenses.

We expect demand creation to grow about 25% as we invest to support our brands and the launch of major product innovations on the global stage provided by the NFL, European Championships and London Olympics.

Although we haven't yet completed our planning for fiscal 2013, we can provide some initial thoughts. We expect to see full year revenue growth at or slightly above our high single-digit target range as the category offense and strong consumer demand continue to drive our to line.

Gross margin should improve as we expect to benefit from higher prices and some easing of material costs, but see ongoing headwinds from currency and labor cost inflation. And we'll continue to invest SG&A in our brands and our business most notably in first quarter demand creation and ongoing investments in Direct to Consumer and innovation.

Overall, we're targeting full year EPS growth approaching our mid-teens long-term goal as we continue to manage all aspects of our business to balance investing for long-term growth and delivering near-term financial performance.

As usual, we'll provide more visibility to our 2013 expectations when we report our year-end results in June.

We're pleased by the strength of our businesses and the results we've delivered so far this year. Even more important, we're really excited by the opportunities for continued growth that lie ahead.

Realizing those opportunities in a volatile world is not without challenges but we control our own destiny and are committed to investing our resources and capabilities in the opportunities with the highest potential to deliver sustainable, profitable growth for our shareholders.

We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: Bob Drbul, Barclays Capital.

<Q – Bob Drbul>:  I guess the first question that I have for you is on the inventory comments earlier, can you put any numbers around the unit issues? The units, the excess units that you have? And any more numbers around the sportswear dollar numbers in China and in Europe?

<A – Don Blair>: First of all, with respect to the units, we were up 12% for the NIKE Brand in units, Bob. And over 1/2 of that increase was in transit and the biggest driver there as we talked about earlier is the change in factory deliveries. Last year, as you know, we were very short on Footwear capacity. We have largely caught up now, and we've seen deliveries come back to normal. And that's really driven our Footwear inventories higher. So that's really the biggest driver of the 12% unit increase. With respect to the pieces in China and Europe, I don't have those value numbers right off the top of my head. But I would tell you based on the comment I made earlier in the script over 1/2 of the increase in inventory in value terms is coming out of the businesses where we have the strongest momentum, North America, Emerging Markets and China Footwear.

<Q – Bob Drbul>:  Okay, great. And then just a question on the futures side of it, can you comment a little bit on how much the NFL early orders impacted the futures and any commentary around the early orders on Hyperdunk or Flyknit that are in these numbers today?

<A – Charlie Denson>:  Bob, this is Charlie. As you know, we don't disclose specific information around either events or specific product. It's obvious that those are 2 now reoccurring items that are new to the mix, and we've had some very strong success coming out of both of those arenas. So the good news is they're now both reoccurring and we're looking forward to the growth both out of the NIKE+ introduction into basketball, as well as the relationship with the NFL.

<A – Don Blair>: Yes, Bob, I think just to dimensionalize here, too. If you look at our sales trends before the events and the NFL were in the futures number, we've been growing double digits. And we just told you that for FY13 we're expecting revenue growth at the high end or slightly above our long-term target range. So there is obviously an impact to the NFL and the events, but we've got very strong underlying demand curve as well for the rest of the business.

<A – Mark Parker>: And we're just getting started.

Operator: Kate McShane, Citi Investment Research.

<Q – Kate McShane>: I'm wondering if you could walk us through some of the drivers of growth in China. I know Footwear sales have been very strong as you called out before. But is there any more color you can give us on how much comp increase is driving your growth there and how much is from new product introduction and incremental distribution?

<A – Don Blair>: Yes, Kate, I don't have the comp store numbers right now. I would say that we are still seeing growth coming out of both, both in retail expansion as well as comp-store door growth. And I think that we would expect to see both of those continue.

<A – Mark Parker>: And I think Kate, just to reinforce something that Charlie said earlier in his prepared remarks, we do believe there's a large opportunity to increase the productivity of our distribution in China. And as we really move the category offense into distribution there and Amplify Sport on the Apparel side, we're really confident we're going to be raising the productivity of that distribution.

<Q – Kate McShane>:  Okay, great.  And then my second question is more longer term, your shop-in-shop initiative has been very successful in the U.S. and is there any opportunity in the rest of North America or maybe in Europe to build out this initiative?

<A – Charlie Denson>: Well, yes, definitely. I think as we continue to see the category offense takes shape in some of the other markets outside the U.S., one of the most productive pieces of that execution has been some of that shop-in-shop work. So we are emphasizing both the shop-in-shop, as well as trying to define and proof of concept category destinations. We're very bullish on both of them. And I would expect to see more of the above in all of the markets around the world.

<A – Mark Parker>: And I would add, our category offense is really coming into its own, and that's putting us in a better position to really execute some of that type of retail.

Operator: Christopher Svezia, Susquehanna Financial Group, LLLP, Research Division

<Q – Christopher Svezia>:  I guess first on the -- with regard to the inventory, I'm just curious about how long would you expect it to take, to kind of get through the inventory both in Europe from the Sportswear business and in China, just sort of what's the timing on that.

<A – Charlie Denson>:  Well -- this is Charlie. We -- as we always talk about, this is one of the things we focus a lot on. I would say that we have very aggressive plans in place to continue to move through some of those situations that you spoke to. At the same time, we've got great brand strength in both markets. We have a very strong Footwear business obviously in both markets, and it complements where we're at in Apparel. So the biggest issue is around that Sportswear piece in Europe and in China in Apparel. And I'm pretty confident that we're going to move through that certainly over the next 6 months.

<Q – Christopher Svezia>:  Okay. And then Don, just a quick question for you. When you talked about just sort of preliminarily, when you look at 2013, you expect gross margin rate to improve. Any thoughts about if that turns positive? Or are you just talking about directional improvement? Or you're actually talking that to be positive? I think it would be positive, but I'm just kind of curious, if you can elaborate.

<A – Don Blair>: Yes, what I meant by that is we expect it to be higher in fiscal 2013 on the full year than it will be for 2012 full year. So we do expect it to be higher.

Operator: Michelle Tan, Goldman Sachs.

<Q – Michelle Tan>: I was wondering if you could clarify just I think this is what you're saying, but on the gross margin adjustment to your previous plan in Q4 and the miss in Q3, is the vast majority of that, these pockets of excess inventory that you have on the Sportswear side?

<A – Charlie Denson>: Yes, the main variance versus what we had expected was what it cost us to move inventory a little more aggressively. And just to put that in context there really wasn't much of a difference year-on-year on those costs. We just expected them to improve in the third quarter, and they really didn't. So it's really been that. The input costs are overwhelmingly the biggest impact year-on-year. But in terms of where we thought we were going to be when we talked to you on the last call, it really was a little bit more aggressive moving of inventory.

<Q – Michelle Tan>: Okay. And then as we look forward and think about kind of the big pressure points that you've been experiencing on the margin, the IMU pressure because of product costs relative to pricing, the closeout pressure that you've had and the supply-chain issues that you've had on some of the hotter products, when we think about the time frame for those to become -- each of those things to become year-over-year upsides drivers, when do each of those 3, in your mind kind, of roughly start to kick in?

<A – Don Blair>: Well starting at the tail end, I mean we've talked about capacity a minute ago, but we are largely caught up on capacity. When I say largely caught up, I mean the growth rates that we're seeing here both in terms of what we reported in the third quarter and the order book, I mean, there’s still very, very rapid growth. So there is no finish line on that as we would say. But right now, we're really in good shape in terms of factory deliveries. Charlie talked a little bit about the perspective on inventory. And we gave you some sense that we think that's an equation we think works out over the first half of fiscal 2013. With respect to raw materials costs, that one is, as Mark said, easing but not yet or maybe not returning to where it ultimately was 2009 or 2010. And then as everyone has said labor costs continue to go up. Now balancing against that, in the third quarter, we were probably at 4% to 5% up in unit sales price. And you heard the futures disclosure around unit increases about plus 8%. And as Charlie said earlier, we have a lot of confidence that the innovation pipeline and the brand strength we have right now gives us the flexibility to continue over the long term to improve our gross margins.

<A – Mark Parker>: And I'll add, we continue to be as aggressive as we've ever been and looking at innovation in product and the supply chain to offset those margin pressures and look at ways to actually expand our margins through new manufacturing methods. I mentioned Flyknit. There's quite a few other major initiatives along the same line that we're investing in that we think will have some significant impact over the longer term on the margin expansion opportunity.

<Q – Michelle Tan>: Okay, that's great. And is there's any kind of more help you could give us on when the pricing that you're starting to take actually starts to re-extend some of the IMU against the cost kind of curve that you're starting to see or that you see through the next several quarters?

<A – Don Blair>: Yes, at this point, Michelle, we wouldn't want to start giving quarterly guidance on margin. We're, I think, providing quite a bit of direction around where we think 2013 is. But as I said earlier, we really haven't gotten our planning process completed. But we do expect sequential improvement as we said in the fourth quarter and then overall for 2013, I think we'll be better.

Operator: Omar Saad, ISI Group.

<Q – Omar Saad>: I had a couple of quick questions. On the inflation piece, if we think about the persistence of the inflation issue, and it's not just you guys a lot of other companies is in this kind of soft goods world going through the experiences, is it possible that we've just come off of this period of really extended deflation? And I know you have decades of deflation and maybe perhaps we're entering an extended period of inflation especially given commodities, as well as labor rates in emerging markets. And how do you think about that long-term in how you position the business, the brand, the pricing, the cost structure? And I also had a follow-up question on the Flyknit, too, if I could.

<A – Don Blair>: Okay. Well I guess to tee this up, I think Mark made the comment earlier, I do believe that we do expect there's going to be ongoing volatility in input costs. And certainly, over the really long-term, we would expect these costs to generally go up. So we don't plan for a radical return to low commodity prices. And as Mark said also, we think labor generally is going to be headed higher. That's why for us, the long-term strategy really is about innovation, which I'm going to turn over to Mark on the Flyknit side. But also it's about continuing to strengthen our brand. And as you put that innovation in the marketplace and you have a very strong brand, it gives you the ability to have flexibility in terms of how you price the product. And over the long-term, brand strength, innovation, those are the things that really let you manage the margin equation and continue to expand it.

<A – Mark Parker>: Yes, we're not sitting around waiting for prices on materials. Certainly, labor to come down to any historical levels. We're acting very aggressively to apply any opportunity we think is meaningful to really innovate in other ways to take those input costs down and again, like I said, to improve our gross margin picture. And that's a very active, aggressive part of our innovation agenda for the company.

<Q – Omar Saad>: Yes, got you. And Mark, while I have you, on the Flyknit, how -- should we think about this as a platform? Kind of in the way in the past, you've had the Air, the Shox, the Free, the Lunar that can be just kind of taken out across categories. Or is it different because it's a different production technique? And I'm assuming it's a proprietary production technique as well. If you could respond to that too, it would be great.

<A – Mark Parker>: The quick answer is yes, yes, and yes. Yes, it's something that we can leverage across the categories, no doubt. I think the potential to leverage this technology is greater than anything we've seen in the past. It really applies to literally every category of footwear that we produce. And frankly even Apparel, as we move forward. So there's -- that's why I'm incredibly excited about this. There’s the leverage we get from a production standpoint, the sustainability story and then, of course, performance. It's really all of those things in one. And we're at the very front end of the potential here. We do see this as a way not only to create a higher performance, more sustainable product but one that actually will gives us significantly better margins as we scale this.

Operator: Taposh Bari, Jefferies.

<Q – Taposh Bari>: I wanted to ask a question about just the moving parts around price and cost. So on the pricing side, it looks like you're up by 4% to 5% in the quarter. Futures indicated, up about 8%. And then on the cost side, it looks like up about 20% versus up 15% last quarter. So can you just give us some directional color as you see it now in terms of your visibility? Are those kind of like the peaks on both the pricing and costing that we should expect going forward? And should we start to see some deceleration over the coming quarters?

<A – Don Blair>: All right. So forgive me on the math here a little bit. I think you just quoted a 20% number on cost. So let me just -- I think you're taking that from the inventory cost per unit.

<Q – Taposh Bari>:  Correct.

<A – Don Blair>: Okay. So first thing, as Charlie mentioned in his script and I did too, there's really 2 factors driving up average cost per unit in the inventory. One is higher cost per unit of individual styles of footwear and apparel. That's about 15 points or so. There's about 5 points in there which is just a higher mix of footwear. And that's because the factories caught up, and we've got more footwear on the water. So the actual cost number in the inventory is more like 15%, not 20%. And one thing to bear in mind here is that cost of goods is about half of revenues. So if you were trying to equate the 2, you'd be talking about more like 7.5%, if you follow me. So that -- just to dimensionalize, that's about what's in the inventory, plus or minus. And I think as all of us have said here along the way, this is a very dynamic equation. There is constantly moving parts here around both the revenue equation, around price and mix, and on the cost side in terms of materials and labor and innovation that goes into how we design and produce products. So what we would point you to is that 2013 perspective right now, we do expect year-on-year to be above 2012 on gross margin in 2013. And over the long haul, we are still committed to expanding our margins over time.

<A – Charlie Denson>: I just want to add couple of other qualitative pieces to that, too. I think as we've talked about on the cost side and especially looking at the inventories, I mean the quality of our inventory right now with on-time deliveries and some of the things that we've been challenged with over the past year are in a much, much better condition. So we feel really good about that as we move into summer and fall into these big events. So that's something we feel really good about. And I think with regards to how it affects some of the pricing and our ability to continue to put new and innovative product and consumer experiences into the marketplace, the consumer continues to see the value in those things. And we have confidence both from a brand and a product-innovation standpoint that we're going to continue to deliver on those things.

Operator: Michael Binetti, UBS.

<Q – Michael Binetti>:  So I guess maybe we can start with some of the price increases in some of the early reads you're seeing. And maybe you could -- I was a little surprise to hear Europe Apparel come up as an area where you had to clear some inventories since the reported revenue number actually grew a bit and looks a little better when we got the press release. So you had such success here with double-digit growth in the U.S. and it seems like it's taking longer to roll out that strategy in Europe. I'm wondering if you can tell us maybe a little bit more on the forensics on the state of the Apparel business over there, what do you think is not catching on and what's some of the changes that you think you need to make?

<A – Charlie Denson>: Yes, I think maybe we're guilty a little bit of overreacting to the European Apparel piece only in a sense that the performance side of the equation is performing extremely well. And we're very happy with that. And as kind of reflective of my commentary, we're really going to leverage that performance success and better align some of the sportswear. So sportswear apparel inventory situation, that is the issue. So we feel very good about that. And to your point, I think one of the challenges is we haven't been able to -- or we haven't executed, I guess, the category piece, as well as we should. And I think we called that out. And it is the focus going forward in Europe is to get that in a better place. And we think it will have, really, a very positive effect on the overall position of the business. The brand continues to be extremely strong. We're still the #1 brand in Europe. The Footwear positioning is -- market share lead is still very considerable. And we feel -- like I said, Western Europe is still a very, very big growth opportunity for the brand.

<A – Mark Parker>: We have a very strong performance position in Europe like we do around the world. And our unique proposition in sportswear is to leverage that performance position. And we think we have some good room for opportunity to do that in Europe, maybe more so than any other region or territory around the world. So that's really our focus, is to take our unique proposition and performance that is going to come to a new crescendo here with the European Championships and the Olympics and really leverage that much more effectively like we have in North America and the Emerging Markets particularly, and do that in Europe.

<Q – Michael Binetti>:  Okay. And then I don't think we've had enough questions on gross margin, so I'll go ahead and throw one in. But on the -- as you think about how to guide us for the following quarters on gross margins, I have to think that you want to -- the numbers you've been giving us for the guidance for the last few quarters really haven't been hitting the optimistic scenario that you probably like to come out and tell us, right? Last quarter we thought it was going to be down 50 in the fourth. And now, down a little more than that. So as you think about how to set the guidance and where to be conservative and how to think about where the pricing is working versus where we should set expectations for how much we're going to have to clear product, is there anything different about how you approach guidance for the fourth quarter here that said maybe we're a bit more conservative considering we came in a little bit below where we wanted to be here in the last couple of quarters?

<A – Don Blair>: Well that's a tough one to respond to there, Michael. But what I would say to you is there's a lot of moving parts in gross margin. And what I would tell you is we feel fantastic about the fundamental drivers that we control. We always talk about the fact that there are some pieces of the equation we control, some we don't. We have taken more wide scale price increases for spring and summer. We're really pleased with how those are playing out in the marketplace on sell-through. The strength of our brand and the innovation pipeline give us good opportunities to take price and have it stick and both of those are strong as they've ever been. We've got some great innovations coming that I think -- we talked about Flyknit that take labor out, take waste out. In the long run, those are all the things that are going to let us move this equation. I would love to get it exactly right every quarter. I don't always do it exactly right. But if you look at the long-term equities that we have in the business, our ability to manage gross margin, we feel great about where this is playing out. And we are seeing sequential improvement. It's getting better, not quite as fast as we hope but it is getting better.

<Q – Michael Binetti>:  Right. And just a quick housekeeping question. You guys are usually helpful in telling us if the futures window is stronger in the front half or the back half. Can I ask that how that looks?

<A – Don Blair>: It's balanced across both halves of the window.

<Q – Michael Binetti>:  And is the futures window now reflecting all the price increases that are planned? Or is there another incremental step-up from the price increase that might be rolling out a little bit later anywhere?

<A – Don Blair>: Well the current futures window would include spring and a little piece of summer. And that would include the current price less basically.

<A – Kelley Hall>:  That's all the time we have for questions today. So I want to say thank you to everybody for joining us. And we will talk to you next quarter.

Operator:  Ladies and gentlemen, this does conclude today's conference call. Thank you all for joining, and you may now disconnect.